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DynaResource Announces Exploration Update and Identification of New Exploration Targets at San Jose de Gracia

IRVING, TX / June 23, 2025 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource,” or the “Company”) is pleased to provide an update on exploration activities at its 100%-owned San Jose de Gracia gold mine in Sinaloa, Mexico. This update includes the preliminary identification of two potential high-grade mineralized zones situated adjacent to existing mine infrastructure. These zones are currently under evaluation for future exploration and development potential.

Note: Assay results referenced in this news release are based on internal laboratory analyses conducted at the San Jose de Gracia plant. They have not been verified by an independent third-party laboratory and do not conform to disclosure standards such as S-K 1300 or NI 43-101.

Over the past six months, the Company has been compiling and interpreting geological, geochemical, geophysical, and historical mining data to support an exploration diamond drilling program planned for later this year. This review has led to the identification of the Victoria vein, a previously undocumented mineralized structure located approximately 40 meters from the upper-level development at the Tres Amigos mine (see Figures 1 and 2). Similarly, analysis of historical working mining activity has highlighted the potential of the Palos Chinos vein, situated near active workings at Mochomera (see Figure 4). Both veins are undergoing early-stage evaluation through exploration drifting, geological mapping, channel sampling, and internal bulk sampling. Material is being processed at the San Jose de Gracia plant to assess mineralization, metallurgy, and gold recovery characteristics.

“With the recent release of an initial Mineral Reserve and updated Resource estimate for the San Jose de Gracia mine, outlining a minimum seven-year mine life with 253,000 ounces of high-grade gold reserves defined across just three mineralized structures (Tres Amigo, San Pablo and Mochomera), we are now focused on expanding the resource base through continued exploration,” stated Rohan Hazelton, President & CEO of DynaResource. “The Victoria and Palos Chinos veins, both located immediately adjacent to existing mine infrastructure, represent near-term priorities due to their potential for rapid evaluation and future integration into operations. In addition to advancing exploration on these targets and extensions of known orebodies, we are preparing to commence a diamond drilling campaign in the second half of the year targeting several additional prospects across the San Jose de Gracia district. This prolific, high-grade mineral field remains significantly underexplored, despite historical production of over one million ounces of gold, as demonstrated by the recent identification of the Victoria vein.”

Victoria Target (Tres Amigos Mine Area)

Geological and structural analysis at the Tres Amigos deposit has led to the identification of an exploration target in the previously underexplored hanging wall of the Tres Amigos vein system. Subsequent development drifting toward this target has resulted in the discovery of a previously undocumented mineralized vein approximately 1.5 meters in width (see Figure 2). To date, a total of 110 meters of drifting has been completed on two sublevels (550 and 540 levels, spaced 10 meters apart), alongside the collection and analysis of 1,069 channel samples. In addition, the Company has mined and processed a bulk sample of approximately 10,000 tonnes which are amenable to recovery in the existing floatation plant, with internal assay results indicating an estimated average grade of 8 grams per tonne gold. Based on the current exploration work, the Victoria vein is considered to have a conceptual exploration target of approximately 100,000 tonnes grading between 7 and 8 grams per tonne gold, representing a potential of ~25,000 ounces of contained gold.

Note: The potential quantity and grade of the Victoria target are conceptual in nature. There has been insufficient exploration to define a mineral resource, and it is uncertain if further work will result in the delineation of a mineral resource.

VICTORIA POTENTIAL
LONG SECTION+6
Potential Target
100 KT @ 7-8 Au g/t
=25 K Oz Au
550 LEVEL
OPEN
OPEN
OPEN
Tres Amigos vein
Proposed drifting
50m
675RL
650RL
625RL
600RL
575RL
550RL
525RL
500RL
475RL
450RL
425RL
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375RL
350RL
325RL
Z
X
Y
RIGHT

Figure 1: Cross-section view of the existing underground infrastructure at Tres Amigos, highlighting the location of the newly identified Victoria vein in the hanging wall zone.

Figure 2: Photograph of the Victoria vein, highlighting a vein width of 1.5 meters and abundant sulphide mineralization, including chalcopyrite, pyrite, galena, and sphalerite, characteristic of this high-grade gold-bearing structure.

Figure 3: Photo of CEO Rohan Hazelton and Chief Geologist Ignacio Mendez, standing in front of Victoria vein at 550 level of the Tres Amigos deposit.

Palos Chinos

Exploration drifting toward the historical Palos Chinos vein system has advanced to approximately 70 meters from current mine workings. Observations from this development, combined with historical mapping from 1999-2000, suggest a second near-infrastructure exploration target. Preliminary evaluation indicates a conceptual exploration target of approximately 90,000 tonnes grading 5 to 6 g/t per tonne gold, representing a potential of ~15,000 ounces of contained gold.

Cautionary Statement: The potential quantity and grade of the Palos Chinos target are conceptual in nature. There has been insufficient exploration to define a mineral resource, and it is uncertain if further exploration will result in the delineation of a mineral resource.

Encouragingly, the ongoing exploration drifts have encountered minor disseminated mineralized structures within the footwall of the Palos Chinos structure, supporting the potential for additional mineralization along the trend (see Figures 4and 5).

Figure 4: Image showing existing underground infrastructure at the Mochomera vein system, and its proximity to the Palos Chinos exploration drift.

Figure 5: Photograph of a mineralized vein exposed in the drift development advancing toward the main Palo Chinos vein.

The following information is contained within the San Jose de Gracia Gold Project S-K 1300 Technical Summary, effective March 24, 2025. The Palos Chinos data contained therein was insufficient to establish a mineral resource estimate this zone, however, preliminary evaluations by the Company suggest significant exploration potential.

Detailed mapping and sampling conducted in 1999 and 2000 across multiple levels of the historical Palos Chinos workings confirmed that the mined-out section of the Palos Chinos vein generally averages between 1.0 and 1.5 meters in thickness, with a steep westerly dip ranging from 60° to 80°. Along strike, several mineralized shoots were identified, displaying key structural and mineralogical characteristics, including:

• A shift in strike orientation from south to southeast;

• A localized shallowing of dip angles between 35° to 40°;

• Vein thickening to between 2 and 4 meters;

• Increased development of chlorite-rich stockwork adjacent to the vein;

• Elevated gold grades, including individual samples grading up to 92.5 g/t Au over 0.7 meters; and

• A mineralized shoot transect averaging 7.6 g/t Au over 7.6 meters, including 13.4 g/t Au over 3.4 meters within the main Palos Chinos vein (see Table 1).

In total, 180 samples were collected along the Palos Chinos trend from both surface exposures and underground workings. Of these, 74 samples were taken directly from the Palos Chinos vein and adjacent mineralized hanging wall and footwall zones. Based on this dataset, the Palos Chinos vein returned an average grade of 11.4 g/t Au over an average width of 1.2 meters. Additionally, mining above the Palos Chinos level exposed a parallel, laterally continuous hanging wall vein located approximately 4 to 5 meters above the main structure. Three samples collected from this vein returned gold grades ranging from 11.3 to 18.5 g/t Au and also contained notable concentrates of copper, with localized lead and zinc values over narrow widths. A summary of significant historical assay results from the Palos Chinos vein is provided in Table 1.

Table 1: Summary of significant historical assay results samples from the Palos Chinos vein included in the Company’s San Jose de Gracia Gold Project S-K 1300 Technical Summary, effective March 24, 2025.

The reported average vein thickness of 1.2 meters is derived from the mean of all individual sample interval widths and does not reflect the full extent of the historically mined zone between the Palos Chinos and Saramiento levels. To determine the broader mineralized envelope, a representative channel potential sample transect spanning the interval between the Palos Chinos vein and a parallel hanging wall structure returned an average of 7.4 g/t Au over 7.6 meters (see Table 1 and Figure 6). These results indicate that portions of the Palos Chinos trend may exhibit sufficient thickness, grade continuity, and structural geometry to be amenable to mechanized mining, subject to further drilling, geotechnical evaluation, and mine planning studies.

Figure 6: Assay results from a representative channel sample transect extending from the footwall contact, across the Palos Chinos vein and associated chlorite stockwork zone, to the hanging wall vein. The composite interval averages 7.4 g/t Au over 7.6 meters (true width), with notable enrichment in gold, silver, and copper across discrete intervals.

Qualified Persons

The scientific and technical information in this press release has been reviewed and approved by Dave Keough FAusIMM (CP) Chief Operating Officer for DynaResource Inc. Mr. Keough has sufficient experience relevant to qualify as a Qualified Person as defined in S-K 1300 and as a Competent Person as defined in the 2012 edition of the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource
DynaResource, Inc. (OTCQX: DYNR) is U.S.-based junior gold mining producer focusing on the advancement of the high-grade San José de Gracia gold mine in Sinaloa, Mexico. The Company is actively mining and exploring operations within this historic district, which has produced over one million ounces of gold and remains significantly underdeveloped.

For Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde, Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which

DynaResource currently or may in the future carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in DynaResource's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise, unless required by law.